AUGUSTA RESOURCE CORPORATION
(the “Company”)

STOCK OPTION PLAN

Dated as of May 3, 2004, as amended and restated as of June 1, 2007, June 11, 2009 and June 12, 2012

1.	PURPOSE

     The purpose of the Plan is to provide an incentive to the directors, officers, employees, consultants and other personnel of the Company or any of its subsidiaries to achieve the long term objectives of the Company; to attract, retain and motivate persons as directors, officers, employees and consultants to the Company and to advance the interests of the Company by providing such persons with the opportunity, through stock options to acquire a proprietary interest in the Company.

2.	DEFINITIONS AND INTERPRETATIONS

     When used in this Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)	“Board of Directors” means the Board of Directors of the Company;

(b)	“change in control” means the occurrence of any of the following events:

(i)

any person, alone or together with any other persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, securities (or securities convertible into, or exchangeable for, such securities) representing twenty percent (20%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Shares”) of the Company or any persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, such securities;

(ii)

the Company is merged, amalgamated, consolidated or reorganized into or with another person and, as a result of such business combination, securities representing more than twenty percent (20%) of the votes exercisable by holders of the Voting Shares of the Company or such person into which the Voting Shares of the Company is converted immediately after such transaction are held by a person alone or together with any other persons with whom it is acting jointly or in concert and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Company immediately prior to such transaction;

(iii)

the capital of the Company is reorganized and, as a result of such reorganization, securities representing more than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Company immediately after such reorganization are held by a person alone or together with any other persons with whom it is acting jointly or in concert and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the Company immediately prior to such reorganization;

(iv)

the Company sells or otherwise transfers all or substantially all of its assets to another person and following such sale or transfer securities representing more than twenty percent (20%) of the votes exercisable by the holders of the Voting Shares of the acquiring person immediately after such transactions are held in the aggregate by a person alone or together with any other persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than twenty percent (20%) of the votes exercisable by holders of the Voting Shares of the Company immediately prior to such transaction; or

(v)

individuals who were elected by the shareholders to constitute the Board of Directors at the beginning of any one year term cease for any reason in such year to constitute more than 50% of the Board of Directors.

(c)

“Common Shares” means common shares in the capital of the Company or in the event of an adjustment contemplated by Section 14 hereof, such other shares or securities to which the Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(d)

“Company” means Augusta Resource Corporation and any successor company and any reference herein to action by the Company means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors;

(e)	“Exchange” means the Toronto Stock Exchange or any other stock exchange on which the Common Shares are listed;

(f)	“Exchange Policies” means the policies of the Exchange, including those set forth in the Company Manual of the Exchange.

(g)	“Insider” has the meaning ascribed thereto in Exchange Policies;

(h)	“Market Price” means the last per share closing price for the Common Shares on the Exchange before the date of grant of an Option;

(i)

“Option” means an option granted by the Company to an Optionee entitling such Optionee to acquire a designated number of Common Shares from treasury at a price determined by the Board of Directors subject to Exchange policies;

(j)

“Optionee” means a person who is a director, officer, employee, consultant or other personnel of the Company or a subsidiary of the Company; a company wholly-owned by such persons; or any other individual or body corporate who may be granted an option pursuant to the requirements of applicable securities laws and the Exchange, who is granted an Option pursuant to this Plan;

(k)

“Option Period” means the period determined by the Board of Directors during which an Optionee may exercise an Option, which period shall not exceed the later of (i) ten (10) years from the date of grant of the Option, and (ii) if the expiry of such period falls during a time when Optionees are restricted from acquiring securities of the Company as a result of material information concerning the Company not having been generally disclosed (a “Blackout Period”), ten (10) days following the lifting of the Blackout Period; and

(l)	“Plan” shall mean the Company’s incentive stock option plan as embodied herein and as from time to time amended.

     Wherever the singular or masculine is used in this Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require and references to person includes any individual, partnership, limited partnership, joint venture, syndicate or organization, sole proprietorship, company or corporation (with or without share capital), unincorporated association, trust, trustee, executor, administrator or other legal representative.

3.	ADMINISTRATION

     The Plan shall be administered by the Secretary of the Company. The Board of Directors shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan. All decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Company and on all persons eligible to participate in the Plan, subject to shareholder approval if required by the Exchange. Notwithstanding the foregoing or any other provision contained herein, the Board of Directors shall have the right to delegate the administration and operation of the Plan to a special committee of directors appointed from time to time by the Board of Directors, in which case all references herein to the Board of Directors shall be deemed to refer to such committee.

     Any Option granted under the Plan shall be subject to the requirements that, if at any time counsel to the Company shall determine that the listing or qualification of the Common Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of the shareholders of the Company, any securities exchange or any governmental or regulatory authority, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, qualification, consent or approval.

4.	ELIGIBILITY

     The Board of Directors may at any time and from time to time designate those Optionees who are to be granted an Option pursuant to the Plan and grant an Option to such Optionee. Subject to Exchange Policies and the limitations contained herein, the Board of Directors is authorized to provide for the grant and exercise of Options on such terms (which may vary as between Options) as it shall determine. A person who has been granted an Option may, if he is otherwise eligible and if permitted by Exchange Policies, be granted an additional Option or Options if the Board of Directors shall so determine.

5.	PARTICIPATION

     Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Optionee’s relationship or employment with the Company.

     Notwithstanding any express or implied term of this Plan or any Option to the contrary, the granting of an Option pursuant to the Plan shall in no way be construed as conferring on any Optionee any right with respect to continuance as a director, officer, employee or consultant of the Company or any subsidiary of the Company.

     Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director or officer of or a consultant to the Company or any of its subsidiaries, where the Optionee at the same time becomes or continues to be a director, officer or full-time employee of or a consultant to the Company or any of its subsidiaries.

     No Optionee shall have any of the rights of a shareholder of the Company in respect to Common Shares issuable on exercise of an Option until such Common Shares shall have been paid for in full and issued by the Company on exercise of the Option, pursuant to this Plan.

6.	COMMON SHARES SUBJECT TO OPTIONS

     The aggregate number of Common Shares that may be issued upon the exercise of Options granted under the Plan shall not at any time, when taken together with any Common Shares issuable under any other of security based compensation arrangements of the Company then either in effect or proposed, exceed 10% of the issued and outstanding Common Shares from time to time. In addition:

(a)

the maximum number of Common Shares issuable to Insiders of the Company, at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Common Shares; and

(b)

the maximum number of Shares issued to Insiders of the Company, within any 12 month period, under all security based compensation arrangements of the Company, shall not exceed 10% of issued and outstanding Common Shares.

     For the purposes of this Section 6, the number of issued and outstanding Common Shares shall be determined on a non-diluted basis and, for the purposes of Subsection 6(b), the number of issued and outstanding Common Shares shall exclude Common Shares issued pursuant to security based compensation arrangements of the Company during the preceding 12 month period. In addition, for purposes of Subsections 6(a) and 6(b), Common Shares issued prior to the Optionee becoming an Insider shall be excluded.

     Appropriate adjustments shall be made as set forth in Section 14 hereof, in both the number of Common Shares covered by individual grants and the total number of Common Shares authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Company.

     If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased Common Shares subject thereto shall again be available for the purpose of the Plan.

7.	OPTION AGREEMENT

     A written agreement will be entered into between the Company and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to option, the exercise price and any other terms and conditions approved by the Board of Directors, all in accordance with the provisions of this Plan (herein referred to as the “Stock Option Agreement”). The Stock Option Agreement will be in such form as the Board of Directors may from time to time approve, and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting options in the jurisdiction of which the Optionee may from time to time be a resident or citizen or the rules of any regulatory authority having jurisdiction over the Company, including the Exchange.

8.	OPTION PERIOD AND EXERCISE PRICE

     Each Option and all rights thereunder shall be expressed to expire on the date set out in the respective Stock Option Agreement, which shall be the date of the expiry of the Option Period (the “Expiry Date”), subject to earlier termination as provided in Section 10 and 11 hereof.

     Subject to Exchange Policies and any limitations imposed by any relevant regulatory authority, the exercise price of an Option granted under the Plan shall be as determined by the Board of Directors when such Option is granted and shall be an amount at least equal to the Market Price of the Common Shares.

9.	EXERCISE OF OPTIONS

     An Optionee shall be entitled to exercise an Option granted to him at any time prior to the expiry of the Option Period, subject to Sections 10 and 11 hereof and to vesting limitations which may be imposed by the Board of Directors at the time such Option is granted. Subject to Exchange Policies, the Board of Directors may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting, or that no vesting restriction shall exist. The exercise of any Option will be conditional upon receipt by the Company at its head office of a written notice of exercise, specifying the number of Common Shares in respect of which the Option is being exercise, accompanied by cash payment, certified cheques or bank draft for the full purchase price of such Common Shares with respect to which the Option is being exercised.

     In lieu of paying the aggregate Exercise Price to purchase Common Shares as set forth in this Section 9, but subject to Section 19, the Optionee may elect instead to surrender all or the applicable portion of a then vested and exerciseable Option to the Company as consideration and in exchange for that number of Common Shares determined in accordance with the following formula:

A = B (C – D) / C

where:

A = the number of Common Shares to be issued to the Optionee pursuant to this Section 9;

B = the number of Common Shares otherwise issuable upon the exercise of the Option or the portion of the Option being exercised;

C = the last closing price of the Common Shares on the Exchange relative to the date that is the last day immediately prior to the date of delivery of a notice by the Optionee to the Company pursuant to this Section 9, rounded up to the nearest whole cent (the “Notice Value”); and

D = the Exercise Price.

If the Notice Value is expressed in a different currency then the Exercise Price, then the Notice Value will be converted into the currency of the Exercise Price using the Bank of Canada noon rate of exchange on the trading day of exercise.

10.	CEASING TO BE A DIRECTOR, OFFICER, EMPLOYEE OR CONSULTANT

     If an Optionee ceases to be a director, officer, employee or consultant of the Company or its subsidiaries for any reason other than death, the Optionee may, unless otherwise specified in an option agreement, within thirty (30) days after the Optionee’s ceasing to be a director, officer, employee or consultant, which period may be extended by the Board of Directors, or prior to the expiry of the Option Period, whichever is earlier, exercise any Option held by the Optionee, but only to the extent that the Optionee was entitled to exercise the Option at the date of such cessation and subject to the following:

(a)	any Optionee who ceases to be a Director of the Company as a result of

	(i)	ceasing to meet the ‘Qualifications of Director’ as set forth in the Canada Business Corporations Act (the “Act”); or

	(ii)	a special resolution having been passed by the shareholders of the Company pursuant to the Act; or

	(iii)	an order of the British Columbia Securities Commission, the Exchange, or any regulatory authority having jurisdiction to so order;

in which case the expiry date shall be the date the Optionee ceases to be a Director of the Company.

(b)	any Optionee who ceases to be an employee as a result of

	(i)	termination for cause; or

	(ii)	an order of the British Columbia Securities Commission, the Exchange, or any regulatory authority having jurisdiction to so order;

in which case the Expiry Date shall be the date the Optionee ceases to be an employee of the Company.

Unless otherwise agreed to in writing by the Board, references to “termination”, “the date of such termination”, “ceases” or similar references in this Section 10:

a)

in the case of an employee (including officers who are also employees), is deemed to be the last day of active employment by the employee with the Company or its wholly-owned subsidiary, as the case may be, regardless of any salary continuance, notice period required under applicable law or the reason for termination of employment (whether with or without cause, with or without notice or whether lawful or unlawful); and

b)

in the case of a consultant is deemed to be the “termination” or “the date of such termination” or “ceasing” of the person engaged as a consultant to provide services to the Company or its wholly- owned subsidiary.

For greater certainty, an Option that had not become exercisable at the time that the relevant termination event referred to in this Section 10 occurred, shall not be or become exercisable and shall be cancelled.

11.	DEATH OF OPTIONEE

     If an Optionee shall die while holding an Option which has not been fully exercised, his personal representatives, administrators, heirs or legatees may exercise such Option, at any time following the grant of probate of the will or letters of administration of the estate of the deceased and prior to a date twelve (12) months from the date of the Optionee’s death, but only to the extent that the Optionee was entitled to exercise the Option at the date of the Optionee’s death.

12.	OPTIONEE’S RIGHTS NOT TRANSFERABLE

     No right or interest of any Optionee in or under the Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution, subject to the requirements of the Exchange, or as otherwise allowed by the Exchange.

13.	TAKEOVER OR CHANGE OF CONTROL

Notwithstanding section 14, in the event of a change in control:

(a)

all outstanding Options with an exercise price equal to or less than the Market Price on the day immediately prior to the announcement of the event giving rise to the change in control shall become immediately exercisable and the Option shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee; and

(b)

all holders of outstanding Options with an exercise price greater than the Market Price on the day immediately prior to the announcement of the event giving rise to the change in control shall be entitled to receive and shall accept, immediately prior to or concurrently with the change in control, either of the following in consideration for the surrender of the Options, which consideration shall be determined by the Board of Directors in its sole discretion:

		(i)	the fair value thereof, if any, determined in accordance with the Black and Scholes Option Pricing Model; or

(ii)

options of the acquiring person exercisable for the kind and amount of shares or other securities or property of the acquiring person that the Optionee would have been entitled to receive if such Optionee was the holder of the number of Common Shares to which such Optionee was entitled upon exercise of Options.

14.	ANTI-DILUTION OF THE OPTION

In the event of:

(a)

any subdivision, redivision or change of the Common Shares at any time during the term of the Option into a greater number of Common Shares, the Company shall deliver, at the time of any exercise thereafter of the Option, such number of Common Shares as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

(b)

any consolidation or change of the Common Shares at any time during the term of the Option into a lesser number of Common Shares, the number of Common Shares deliverable by the Company on any exercise thereafter of the Option shall be reduced to such number of Common Shares as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

(c)

any reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares, or in case of the consolidation, amalgamation or merger of the Company with or into any other company (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or in case of any transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another company, at any time during the term of the Option, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of the Option.

     Adjustments shall be made successively whenever any event referred to in this section shall occur. For greater certainty, the Optionee shall pay for the number of shares, other securities or property as aforesaid, the amount the Optionee would have paid if the Optionee had exercised the Option prior to the effective date of such subdivision, redivision, consolidation or change of the Common Shares or such reclassification, consolidation, amalgamation, merger or transfer, as the case may be.

15.	COSTS

The Company shall pay all costs of administering the Plan.

16.	TERMINATION AND AMENDMENT

(a)

The Board of Directors may, subject to Exchange or regulatory approval where required, amend this Plan or any outstanding Option at any time without shareholder approval, including in the following circumstances, provided that, in the case of any Option, no such amendment or revision may, without the consent of the Optionee, materially decrease the rights or benefits accruing to such Optionee or materially increase the obligations of such Optionee:

(i) amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;

(ii)

to correct any defect, supply any information or reconcile any inconsistency in this Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of this Plan;

(iii)	a change to, including the acceleration of, the vesting provisions of any Option or this Plan;

(iv)	amendments to reflect any changes in requirements of any regulatory authority or Exchange to which the Company is subject;

(v)	a change to the termination provisions of an Option which does not result in an extension beyond the Option Period;

(vi)	in the case of any Option, the substitution of another award for the same or different type;

(vii)	in the case of any Option, such amendments or revisions contemplated in Sections 13 and 14 of this Plan;

(viii)	amendments to the definition of change in control for the purposes hereof;

(ix)	the addition of a cashless exercise feature, payable in cash or securities of the Company; and

(x)	a change to the class of Optionees that may participate under this Plan.

(b)

The Exercise Price of any outstanding Option granted hereunder to Insiders of the Company may not be reduced and the original Option Period may not be extended unless disinterested shareholder approval is obtained in accordance with the Exchange Policies.

(c)

The Board of Directors may, subject where required to the approval of the Exchange and/or any applicable regulatory authority, from time to time suspend or terminate this Plan in whole or in part. No action by the Board of Directors to terminate this Plan pursuant to this Subsection 16(c) shall affect any Options granted hereunder which became effective pursuant to this Plan prior to such action.

(d)

The Plan, and any amendments thereto, shall be subject to acceptance and approval by the Exchange. Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance are given.

(e)

Notwithstanding any provision contained in this Plan, effective June 11, 2009, the Plan must be reconfirmed every three years by a resolution passed by a majority of the votes cast at a meeting of shareholders, and if this Plan is not reconfirmed by the shareholders as required by this provision, no further grants of Options may be made under this Plan.

17.	APPLICABLE LAW

     This Plan shall be governed by, administered and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

18.	PRIOR PLANS

     The Plan shall entirely replace and supersede prior stock option plans, if any, enacted by the Company.

19.	TAXES

     Upon the exercise of an Option, the Optionee shall make arrangements satisfactory to the Company regarding the payment of any taxes required by any applicable law to be paid in connection with the exercise and/or surrender and exchange of the Option. In order to satisfy the Company’s or any Subsidiaries’ obligation, if any, to remit an amount to a taxation authority on account of the Optionee’s taxes in respect to the exercise and/or surrender and exchange or other disposition of an Option (the “Withholding Tax Amount”), each of the Company and applicable Subsidiary shall have the right, in its discretion, to:

(a) withhold amounts from any amount or amounts owing to the Optionee, whether under this Plan or otherwise;

(b) require the Optionee to pay to the Company the Withholding Tax Amount as a condition to the exercise or surrender and exchange of the Option by the Optionee; or

(c) withhold from the Common Shares, otherwise deliverable to the Optionee upon the exercise of the Option, such number of Common Shares as have a market value (determined with reference to the closing price of the Common Shares on the Exchange) not less than the Withholding Tax Amount and cause such withheld Common Shares to be sold on the Optionee’s behalf to fund the Withholding Tax Amount, provided that any proceeds from such sale in excess of the Withholding Tax Amount shall be promptly paid over to the Optionee.

     Notwithstanding the foregoing, nothing shall preclude the Company and the Optionee form agreeing to use a combination of the methods described in this Section 19 or some other method to fund the Withholding Tax Amount.

20.	UNITED STATES SECURITIES LAW COMPLIANCE

All Common Shares issued pursuant to the Plan will be issued pursuant to the registration requirements of the United States Securities Act of 1933, as amended, or an exemption from such registration requirements.

21.	EFFECTIVE DATE

     This plan shall become effective as of May 3, 2004, and has been amended and restated as of June 1, 2007, June 11, 2009 and June 12, 2012.

END OF DOCUMENT